Exhibit 99.1

Republic Bancorp Reports Solid Third Quarter Results

Highlighted by Continued Strong Core Banking Net Interest Income Expansion

LOUISVILLE, Ky.--(BUSINESS WIRE)—October 23, 2026--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported third quarter 2026 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $31.1 million and $1.59, representing increases of 4% and 5% from the $29.7 million and $1.52 reported for the third quarter of 2025. As a result, the Company achieved a return on average assets (“ROA”) and a return on average equity (“ROE”) of 1.74% and 10.48% for the third quarter of 2026.

Logan Pichel, President and Chief Executive Officer of the Bank, commented, “Republic delivered another quarter of solid financial performance, reflecting the strength, consistency and earnings power of our Core Banking(1) franchise. Our Core Bank’s outstanding financial performance was driven by strong loan growth across our core markets and lending categories, combined with net interest income expansion, disciplined expense management, and solid credit quality. Our relationship-driven business model, exceptional client engagement, and consistent execution continue to differentiate Republic and position us for sustained success. As we enter the final quarter of the year, we remain well-positioned to capitalize on growth opportunities, deepen client relationships, and build on this momentum as we work toward another year of exceptional financial performance.

Despite operating in a lower-rate environment for most of the past year, our Core Banking segment increased its third quarter 2026 net interest income by $4.8 million, or 8%, over the third quarter of 2025, while expanding its net interest margin 25 basis points to 4.03%. These results reflected lower funding costs, a favorable shift in earning assets, disciplined pricing actions, and proactive balance sheet management.

On September 16, 2026, the Federal Reserve increased the Federal Funds Target Rate by 25 basis points to a range of 3.75%-4.00%, marking its first rate increase since July 2023 and the first monetary policy change since December 2025. This return to a tightening cycle reinforces the importance of strong balance sheet management and effective pricing execution. Based on the Company’s current interest rate risk position, we believe the higher-rate environment will provide incremental growth to our Core Bank’s net interest income over the near-term.

During the third quarter, we began realizing the benefits of a new Republic Payment Solutions (“RPS”)(1) program launched late in the second quarter, following several years of strategic planning and successful cross-functional execution. The program generated approximately $180 million of lower-cost average deposits during the quarter, enhancing liquidity, diversifying our funding base, favorably lowering our loan-to-deposit ratio, and contributing incremental fee income.

In addition to our strong financial performance, Republic was recognized during the third quarter as one of Bank Director’s Top 25 publicly traded banks for the second consecutive year, based on profitability, capital adequacy, and credit quality. The ranking evaluated approximately 300 publicly traded U.S. banks with assets exceeding $2 billion using year end 2025 financial data. This recognition reflects the dedication of our associates, the loyalty of our clients, and our longstanding commitment to disciplined execution and sound risk management.”

Pichel concluded, “Our third-quarter results reflect the strength of Republic’s franchise, the resilience of our business model, and the disciplined execution of our long-term strategy. Strong organic loan growth, expanding net interest income, and the successful launch of our new RPS program demonstrate our ability to generate high-quality earnings and create value across market cycles. These achievements would not be possible without the dedication, talent, and commitment of our exceptional associates, whose efforts continue to drive our success and distinguish Republic in the markets we serve. As we approach 2027, we are well-positioned to capitalize on growth opportunities, navigate an evolving economic environment, and deliver sustainable long-term value for our shareholders, clients, and communities.”

The following table highlights key metrics for the three and nine months ended September 30, 2026 and 2025. Additional financial information, including segment-level results, is provided in the financial supplement accompanying this release. The digital version of this release includes the supplement as an appendix, and it is also available as Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on October 23, 2026.

	Total Company Financial Performance Highlights				Total Company Financial Performance Highlights
	Three Months Ended Sep. 30,		$	%	Nine Months Ended Sep. 30,		$	%
(dollars in thousands, except per share data)	2026	2025	Change	Change	2026	2025	Change	Change

Income Before Income Tax Expense	$39,633	$37,762	$1,871	5%	$137,568	$138,114	$(546)	—%
Net Income	31,071	29,744	1,327	4	106,506	108,496	(1,990)	(2)
Diluted EPS	1.59	1.52	0.07	5	5.44	5.55	(0.11)	(2)
Return on Average Assets ("ROA")	1.74%	1.69%	NA	3	2.01%	2.03%	NA	(1)
Return on Average Equity ("ROE")	10.48	10.91	NA	(4)	12.34	13.77	NA	(10)

Results of Operations for the Third Quarter of 2026 Compared to the Third Quarter of 2025

Core Banking(1) Segment

Net income – Core Banking net income totaled $22.8 million for the third quarter of 2026, an increase of $3.0 million, or 15%, from the $19.8 million recorded in the third quarter of 2025. The increase reflects strong net interest income growth, expanding noninterest income streams, and continued expense discipline.

Net Interest Income – Core Banking net interest income increased $4.8 million, or 8%, to $66.1 million for the third quarter of 2026 from $61.2 million for the third quarter of 2025, driven by notable Core Banking net interest margin expansion. Overall, the Core Bank’s net interest margin expanded 25 basis points to 4.03%, benefiting from a 35 basis point reduction in funding costs, combined with favorable earning asset mix trends and disciplined pricing execution.

Significant factors impacting Core Banking net interest income and net interest margin between the third quarter of 2026 and the third quarter of 2025 were as follows:

Interest-Earning Assets

●	Core Banking average interest-earning cash declined to $302 million, with a weighted-average yield of 3.69% for the third quarter of 2026 compared to $477 million with a yield of 4.40% during the third quarter of 2025. The decline in average balances reflected the strategic deployment of excess liquidity into higher-yielding loan growth and investment securities, which offered more attractive risk-adjusted returns than overnight liquid alternatives.

●	Core Banking average investments increased to $919 million, with a weighted-average yield of 4.11% for the third quarter of 2026 compared to $806 million with a yield of 4.07% during the third quarter of 2025. The higher average balances were driven by the strategic deployment of excess liquidity into higher-yielding securities. This repositioning supported net interest income growth while maintaining our strong liquidity position.

●	Traditional Banking average loans increased $125 million, or 3%, from $4.57 billion for the third quarter of 2025 to $4.70 billion for the third quarter of 2026. Concurrently, the weighted-average yield of the portfolio increased to 5.77% for the third quarter of 2026, an increase of 6 basis points from the 5.71% yield realized during the third quarter of 2025. Growth in average loan balances was driven primarily by strong demand across commercial lending categories. In addition, the continued reinvestment of cash flows from lower-yielding loan runoff into higher-yielding new loan originations, coupled with a favorable shift toward higher-spread lending categories, contributed to the increase in the portfolio’s weighted-average yield.

Period-over-period comparisons were negatively impacted by the sale of approximately $82 million of loans and lease financing receivables during the first quarter of 2026. These loans were transferred from held-for-investment to held-for-sale in December 2025 and contributed an estimated 5 basis points to portfolio yield during the third quarter of 2025.

●	Average outstanding Warehouse(1) lines of credit increased $10 million, or 2%, to $585 million during the third quarter of 2026 from $575 million during the third quarter of 2025. During the same periods, the weighted-average yield of the portfolio declined 69 basis points to 6.33%, primarily reflecting the lower short-term interest rate environment that existed during the third quarter of 2026 as compared to the third quarter of 2025.

Average committed Warehouse lines increased to $1.19 billion for the third quarter of 2026 compared to $1.06 billion for the third quarter of 2025, demonstrating continued success in expanding customer relationships and available lending capacity. Average utilization moderated to 49% from 54%, as commitment growth outpaced the increase in outstanding balances. Despite the lower utilization rate, outstanding balances remained strong and continued to provide meaningful contributions to net interest income.

Funding Liabilities (Deposits and Borrowings)

The decline in interest expense and cost of interest-bearing liabilities was primarily attributable to the following factors:

●	Core Banking interest-bearing deposits carried a weighted-average cost of 1.99% during the third quarter of 2026, a decrease of 33 basis points from 2.32% during the third quarter of 2025. In addition, average interest-bearing deposit balances increased a net $127 million, or 3%, during the same periods driven primarily by a combined $167 million increase in money market and time deposit balances, which were partially offset by a $59 million decline in brokered and reciprocal deposits. Notwithstanding the shift toward certain higher-cost funding categories, generally lower market rates and disciplined deposit pricing initiatives drove a meaningful reduction in the overall cost of deposits from the third quarter of 2025 to the third quarter of 2026.

●	Average Federal Home Loan Bank (“FHLB”) advances declined $235 million, or 63%, from the third quarter of 2025 to the third quarter of 2026, while the weighted-average cost decreased 49 basis points to 3.84%. The decline in average balances reflected the March 2026 prepayment of $220 million of higher-cost FHLB advances that carried a weighted-average rate of 4.57%. As a result, the Core Banking segment benefited from a notably lower borrowing cost structure during the second and third quarters of 2026, supporting net interest income growth and contributing to net interest margin expansion.

The following tables present, by reportable segment, the key drivers of Core Banking performance, including net interest income, net interest margin, and average and period-end loan balances for the periods presented.

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Sep. 30,			Three Months Ended Sep. 30,
Reportable Segment	2026	2025	$ Change	2026	2025	% Change

Traditional Banking	$62,346	$57,424	$4,922	4.18%	3.89%	0.29%
Warehouse Lending	3,711	3,805	(94)	2.51	2.62	(0.11)
Total Core Bank	$66,057	$61,229	$4,828	4.03	3.78	0.25

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Sep. 30,				Sep. 30,	Sep. 30,
Reportable Segment	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change

Traditional Banking	$4,695,106	$4,569,970	$125,136	3%	$4,693,952	$4,558,306	$135,646	3%
Warehouse Lending	585,494	575,273	10,221	2	537,585	609,826	(72,241)	(12)
Total Core Bank	$5,280,600	$5,145,243	$135,357	3	$5,231,537	$5,168,132	$63,405	1

Provision for Expected Credit Losses(2) – Core Banking provision expense was a net charge of $2.0 million for the third quarter of 2026 compared to a net credit of $479,000 for the third quarter of 2025.

The net charge of $2.0 million for the third quarter of 2026 was driven by the following:

●	The Traditional Banking segment recorded a net charge to the provision of $2.2 million during the third quarter of 2026, primarily reflecting the impact of a $38 million increase in period-end loan balances and a shift in portfolio composition toward categories with higher formula-related reserve requirements. Construction and Land Development loans were the primary driver of quarterly growth, increasing $43 million, and represented the largest contributor to the increase in formula-driven, required reserves.

●	Warehouse Lending recorded a net credit to the provision of $192,000 for the third quarter of 2026 resulting from general formula reserves applied to a $77 million, or 13%, decrease in outstanding Warehouse period-end balances.

The net credit of $479,000 for the third quarter of 2025 was driven by the following:

●	The Traditional Banking segment recorded a net credit to the provision of $325,000 during the third quarter of 2025 related primarily to the impact of minimal net charge-offs and a $24 million reduction in net loan balances.

●	Warehouse Lending recorded a net credit to the provision of $154,000 for the third quarter of 2025 resulting from general formula reserves applied to a $62 million, or 9%, decrease in outstanding Warehouse period-end balances.

As a percentage of total loans, the Core Banking Allowance(2) increased 12 basis points from September 30, 2025, to September 30, 2026. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Sep. 30, 2026			As of Sep. 30, 2025			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Banking	$4,693,952	$65,430	1.39%	$4,558,306	$58,479	1.28%	0.11%	9%
Warehouse Lending	537,585	1,341	0.25	609,826	1,522	0.25	—	—
Total Core Bank	5,231,537	66,771	1.28	5,168,132	60,001	1.16	0.12	10

Tax Refund Solutions	309	1	0.32	292	1	0.34	(0.02)	(6)
Republic Payment Solutions	6,445	—	—	—	—	—	—	—
Republic Credit Solutions	147,858	26,321	17.80	112,950	19,863	17.59	0.21	1
Total Republic Processing Group	154,612	26,322	17.02	113,242	19,864	17.54	(0.52)	(3)

Total Company	$5,386,149	$93,093	1.73%	$5,281,374	$79,865	1.51%	0.22%	15%

	Allowance for Credit Losses on Loans Roll-Forward
	Three Months Ended September 30,
	2026					2025
(in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Banking	$63,806	$2,188	$(725)	$161	$65,430	$59,055	$(325)	$(332)	$81	$58,479
Warehouse Lending	1,533	(192)	—	—	1,341	1,676	(154)	—	—	1,522
Total Core Bank	65,339	1,996	(725)	161	66,771	60,731	(479)	(332)	81	60,001

Tax Refund Solutions	1	(550)	—	550	1	—	(1,467)	—	1,468	1
Republic Credit Solutions	22,427	9,068	(5,570)	396	26,321	21,029	3,969	(5,504)	369	19,863
Total Republic Processing Group	22,428	8,518	(5,570)	946	26,322	21,029	2,502	(5,504)	1,837	19,864

Total Company	$87,767	$10,514	$(6,295)	$1,107	$93,093	$81,760	$2,023	$(5,836)	$1,918	$79,865

The table below presents Core Banking credit quality metrics:

	Quarters Ended:		Years Ended:
	Sep. 30,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2026	2025	2025	2024	2023

Nonperforming loans to total loans	0.63%	0.42%	0.45%	0.44%	0.39%

Nonperforming assets to total loans (including OREO)	0.65	0.44	0.47	0.46	0.41

Delinquent loans* to total loans	0.27	0.21	0.26	0.20	0.16

Net charge-offs to average loans	0.04	0.02	0.03	0.05	0.01
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Banking noninterest income increased $384,000, or 4%, from the third quarter of 2025 to $10.9 million for the third quarter of 2026. Notable fluctuations from the third quarter of 2025 to the third quarter of 2026 included the following:

●	Service charges on deposits increased $935,000, or 26%, driven primarily by higher activity-based fee volumes, particularly international margin and insufficient funds fees.

●	Mortgage banking income decreased $842,000, or 41%, primarily due to lower mortgage origination activity resulting from a significant increase in long-term interest rates during the quarter.

Noninterest Expense – Core Banking noninterest expenses were $45.9 million for the third quarter of 2026, a decrease of $1.2 million, or 3%, from the third quarter of 2025. The decline reflects the Company’s continued focus on expense discipline and operational efficiency while supporting ongoing business growth and strategic initiatives. The most notable fluctuations from the third quarter of 2025 to the third quarter of 2026 were within technology and interchange-related expenses, which decreased a combined $639,000, or 7%. The reduction was driven primarily by the Company’s new core operating system contract implemented in October 2025, which lowered ongoing technology and processing costs while enhancing operational capabilities.

Republic Processing Group(1)

RPG reported net income of $8.3 million for the third quarter of 2026, compared with net income of $9.9 million for the third quarter of 2025. The most notable items impacting the RPG operating segment were as follows:

Republic Credit Solutions(1)

RCS reported net income of $6.2 million for the third quarter of 2026, a decrease of $1.1 million, or 15%, from the $7.2 million recorded for the third quarter of 2025. Growth in RCS net interest income and program fees was more than offset by higher non-interest expenses and higher provisions driven by growth in outstanding period-end balances within the segment’s line of credit (“LOC”) portfolios.

Net interest income and program fees benefited from strong origination growth across both RCS LOC products. However, provision expense increased specifically due to growth in the segment’s LOC II product, which carries substantially higher provisioning requirements than the segment’s other lending products.

Noninterest expense also increased during the quarter, driven primarily by higher marketing costs, which generally fluctuate in-line with overall origination volume. In summary, the combined impact of higher provision and operating expenses more than offset the benefit of revenue growth, resulting in lower net income for the quarter.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank operates 47 banking centers across five metropolitan statistical areas (“MSAs”) in five states. These include 22 banking centers in the Louisville MSA, serving Louisville, Prospect, Shelbyville, and Shepherdsville, Kentucky, and Floyds Knobs, Jeffersonville, and New Albany, Indiana; six banking centers in the Lexington MSA, serving Georgetown and Lexington, Kentucky; eight banking centers in the Cincinnati MSA, serving Kenwood, Norwood, and West Chester, Ohio, and Bellevue, Covington, Crestview Hills, and Florence, Kentucky; seven banking centers in the Tampa MSA, serving Largo, New Port Richey, Seminole, St. Petersburg, Tampa, and Temple Terrace, Florida; and four banking centers in the Nashville MSA, serving Cool Springs, Murfreesboro, Nashville, and Spring Hill, Tennessee. The Bank also offers online banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky and, as of September 30, 2026, had approximately $7.08 billion in total assets. The Company’s Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “RBCAA.”

Republic Bank. Time to Thrive.™

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from higher interest rates, the yield curve, and the ability to develop products and strategies in order to meet the Company’s long-term strategic goals and other future conditions.

Because forward-looking statements relate to future events, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Actual results may differ materially from those expressed or implied by these forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements are neither historical facts nor guarantees of future performance.

Factors that could cause actual results to differ materially from those described in forward-looking statements are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2025. The Company undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Footnotes:

(1)	The Company is divided into five reportable segments: Traditional Banking, Warehouse Lending, Tax Refund Solutions(“TRS”), Republic Payment Solutions (“RPS”), and Republic Credit Solutions (“RCS”). Management considers Traditional Banking and Warehouse Lending to collectively constitute “Core Bank” or “Core Banking” operations, while TRS, RPS, and RCS collectively constitute Republic Processing Group (“RPG”) operations.

(2)	Provision or Provision for expected credit loss expense includes provisions for on-balance-sheet loans, with changes reflected in the Allowance, or Allowance for credit losses. Provision expense for off-balance-sheet credit exposures is recorded as a component of other noninterest expense, with changes reflected in the Allowance for credit losses on off-balance-sheet credit exposures, which is included in other liabilities on the Company’s balance sheet.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628